Exhibit T3D1

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

FSD NO. 97 OF 2014-AJJ

IN THE MATTER OF THE COMPANIES LAW (2013 REVISION)

AND IN THE MATTERS OF LDK SOLAR CO., LTD. (IN PROVISIONAL LIQUIDATION) AND LDK SILICON & CHEMICAL TECHNOLOGY CO., LTD

ORDER

UPON THE PETITION of (i) LDK Solar CO., Ltd. (in provisional liquidation) (“LDK Solar”), acting by Eleanor Fisher and Tammy Fu as joint provisional liquidators (the “JPLs”), and (ii) LDK Silicon & Chemical Technology Co., Ltd. (“LDK Silicon” and, together with LDK Solar, the “Scheme Companies”) filed on 29 August 2014

AND UPON HEARING (i) Leading Counsel for the Scheme Companies, (ii) Leading Counsel for Apollo Investments Asia Limited, and (iii) Counsel for Orchard Centar Master Limited, Orchard Makira Master Ltd, BFAM Asia Opportunities Master Fund, LP, Nomura Principal Investments Asia Limited and DE Shaw Galvanic International, Inc.

AND UPON READING the second affidavit of Eleanor Fisher and exhibit EF 2 sworn on 24 October 2014, the first affirmation of Cheung King Him Edmund and exhibit CKHE-1 affirmed on 24 October 2014, the second affidavit of Tammy Fu and exhibit TF 2 sworn on 31 October 2014, the third affidavit of Tammy Fu and exhibit TF 3 sworn on 6 November 2014 and the first affirmation of Jack Lai and exhibit JL-1 affirmed on 7 November 2014

IT IS HEREBY ORDERED AND DIRECTED THAT

1.	the Schemes of Arrangement in respect of the Scheme Companies set out in the scheme document at Schedule 1 hereto (the “Scheme”) are sanctioned pursuant to section 86(2) of the Companies Law (2013 Revision);

2.	the JPLs shall deliver a sealed copy of this Order to the Registrar for registration in respect of each of the Scheme Companies pursuant to section 86(3) of the Companies Law (2013 Revision);

3.	notice of this Order shall be given to Scheme Creditors (as defined in the Scheme) by the JPLs on behalf of both of the Scheme Companies:

(a)	by notice on the LDK Solar provisional liquidation website (www.Idksolar- provisionalliquidation.com);

(b)	by a corporate action notification through the Clearing Systems; and

(c)	by notice via electronic mail to each person who either of the Scheme Companies believes may be a Scheme Creditor, and which has registered as a Scheme Creditor with either of the Scheme Companies, or otherwise notified the JPLs of its valid email address; and

4.	When providing notice of this Order in accordance with paragraph 3 above, the JPLs shall provide a link to enable the Scheme Creditors to access electronic copies of this Order, including the Scheme at Schedule 1.

Dated the 7th day of November 2014 Filed this 7th day of November 2014
The Honourable Mr Justice Andrew J. Jones QC JUDGE OF THE GRAND COURT

THIS ORDER was filed by Campbells, Attorneys-at-Law for the Scheme Companies, whose address for service is that of their Attorneys, Floor 4, Willow House, Cricket Square, PO Box 884, George Town, Grand Cayman KYI-1103, Cayman islands (Ref: GM/MAG/14374-21175).

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